Black Hills Corp. Reports First Quarter 2016 Results

▪	SourceGas acquisition closed Feb. 12

▪	Adjusted EPS of $1.23, a 14 percent increase compared to prior-year period

▪	Partial interest in Colorado IPP sold April 14 for $215 million

▪	Earnings guidance for 2016 and 2017 reaffirmed

RAPID CITY, S.D. — May 3, 2016 — Black Hills Corp. (NYSE: BKH) today announced first-quarter 2016 financial results. Net income, as adjusted, was $64 million, or $1.23 per diluted share compared to net income, as adjusted, of $48 million, or $1.08 per diluted share, for the same period in 2015 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided). GAAP net income for the first quarter of 2016 was $40 million or $0.77 per diluted share, including $0.17 per diluted share for a noncash impairment of crude oil and natural gas properties and $0.29 per diluted share related to acquisition costs, compared to net income for the first quarter of 2015 of $34 million, or $0.76 per diluted share, including $0.32 per diluted share for a noncash impairment of crude oil and natural gas properties.

“We continue to deliver on our long-term commitment to a utility focused strategy,” said David R. Emery, chairman and CEO of Black Hills Corp. “On Feb. 12, we closed the acquisition of SourceGas, adding 429,000 natural gas utility customers and a natural gas pipeline system to our existing businesses.

“The SourceGas acquisition, the largest transaction in the company’s history, is the result of focused execution across the organization. We obtained transaction approval in four states within seven months and completed more than a billion dollars in debt and equity financing while maintaining our solid investment grade credit ratings. We also made significant progress integrating new customers, employees and systems, and rebranding our utilities as Black Hills Energy. We are on track to complete our planned integration activities by the end of 2016, better positioning us to reliably and cost-effectively serve our 1.2 million utility customers.

“We delivered strong financial results in the first quarter, highlighted by a 14 percent increase in adjusted earnings per share over the comparable prior-year period. Results were favorably impacted by the addition of the SourceGas utilities and corporate tax benefits, partially offset by increased share count, higher interest expense and lower sales due to warmer weather. Our electric utilities, power generation and mining segments delivered strong operational performance, highlighted by increased demand and excellent power plant availability, while maintaining strong safety metrics.”

“We continue to focus on growth opportunities. At Colorado Electric, we are investing to support growing electric demand and requirements for clean energy through our 60-megawatt Peak View Wind Project and 40-megawatt, natural gas-fired turbine. Both projects are expected to be completed and placed in service by the end of the year. At South Dakota Electric, we commenced construction of a $54 million, 144-mile transmission line from northeast Wyoming to Rapid City, South Dakota.

	Three Months Ended March 31,
(in millions, except per share amounts)	2016	2015
Non-GAAP:
Net income, as adjusted (non-GAAP)	$63.8	$48.3

Earnings per share, as adjusted, diluted (non-GAAP)	$1.23	$1.08

GAAP:
Net income (loss)	$40.0	$33.9

Earnings (loss) per share, diluted	$0.77	$0.76

“We also advanced our cost of service gas program,” Emery continued, “which will benefit our utility customers through long-term price stabilization of a portion of their gas supply. The current low-price and low-cost environment is an opportune time to lock in a long-term foundation for this program. We continue to apply our oil and gas expertise to support the utility cost of service gas program.

“Additionally, we strengthened our financial position by closing the sale of a minority interest in our Colorado IPP generating assets in April and implementing an At-the-Market equity offering program in late March. Both initiatives support our strategic objective to maintain solid investment grade credit ratings.

“The addition of SourceGas supports continued strong, long-term earnings growth at Black Hills. We remain committed to providing safe and reliable service to our customers and delivering value for our shareholders,” Emery concluded.

Black Hills Corp. highlights, recent regulatory filings and other updates include:

SourceGas Acquisition

•
On Feb. 12, 2016, Black Hills Corp. acquired SourceGas for approximately $1.89 billion, which included the assumption of $760 million in long-term debt at closing. Black Hills acquired four regulated natural gas utilities serving approximately 429,000 customers in Arkansas, Colorado, Nebraska and Wyoming, and a 512-mile regulated intrastate natural gas transmission pipeline in Colorado. The transaction was primarily funded by the following financings:

◦
On Jan. 13, 2016, Black Hills completed a public debt offering consisting of $300 million of 3.95%, 10-year senior notes due 2026, and $250 million of 2.50%, 3-year senior notes due 2019. Net proceeds were approximately $546 million; and

◦
On Nov. 23, 2015, Black Hills completed common stock and equity unit offerings. The company issued 6.325 million shares of common stock for net proceeds of $246 million and 5.98 million equity units for net proceeds of $290 million.

Utilities

•
During the quarter, SourceGas utilities, Black Hills Power and Cheyenne Light were rebranded to Black Hills Energy. All electric and natural gas utilities now operate under the Black Hills Energy name. A table at the end of this earnings release provides each utility’s legal name and the name used for reporting purposes.

•
During the quarter, South Dakota Electric commenced construction of a $54 million, 144 mile-long transmission line from northeast Wyoming to Rapid City, South Dakota. The project is expected to be placed in service in the third quarter of 2016.

•
Colorado Electric continued construction on a $65 million, 40-megawatt natural gas-fired turbine at the Pueblo Airport Generating Station. The project is on schedule to be completed and placed in service in the fourth quarter of 2016. On May 3, Colorado Electric filed a request with the Colorado Public Utilities Commission to increase its annual net revenue by $8.9 million to recover investments in the new turbine.

•
On Feb. 3, Colorado Electric announced that construction commenced on the $109 million, 60-megawatt Peak View Wind Project. Colorado Electric will purchase the project upon completion, which is on schedule to be completed and placed in service by year-end 2016.

•
In late 2015, Black Hills Corp.’s utility subsidiaries submitted applications with respective state utility regulators seeking approval for a cost of service gas program in Colorado, Iowa, Kansas, Nebraska, South Dakota and Wyoming. Hearings are underway in Nebraska and set for Iowa in the second quarter of 2016, and for Kansas, South Dakota and Wyoming in the third quarter of 2016. On April 27, the Colorado commission dismissed the cost of service gas filing, but will allow the company to refile the application to include additional information regarding customer impacts. The company will evaluate alternatives upon receipt of the written order.

Power Generation

•
On April 14, Black Hills Electric Generation sold a 49.9 percent, non-controlling interest in Black Hills Colorado IPP, a 200-megawatt power plant in Pueblo, Colorado, for $215 million. Colorado IPP will continue to be the majority owner and operator of the facility, which is contracted to provide capacity and energy through 2031 to Colorado Electric.

Oil and Gas

•
Financial results for oil and gas were negatively impacted by lower average prices received for crude oil and natural gas, which decreased 28 percent and 41 percent, respectively, compared to the first quarter of 2015. Results benefited by $5.8 million related to income taxes from additional percentage depletion deductions being claimed with respect to a change in estimate for tax purposes. Due to continued low commodity prices, the oil and gas segment recorded an $8.8 million after-tax noncash impairment of crude oil and natural gas properties for the quarter.

Corporate

•	During the first quarter of 2016, an agreement in principle was reached with IRS Appeals with respect to disputed items for prior tax years, resulting in $5.1 million of tax benefits.

•
On April 25, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record at the close of business on May 18, 2016, will receive $0.42 per share, equivalent to an annual dividend rate of $1.68 per share, payable on June 1, 2016.

•
On March 18, Black Hills implemented an At-the-Market equity offering program to sell shares of its common stock with an aggregate value of up to $200 million. During March, Black Hills sold 261,000 shares of common stock for net proceeds of $15.4 million.

•	On Feb. 12, three credit rating agencies affirmed Black Hills’ ratings following closing of the acquisition of SourceGas.

•	On Jan. 20, Black Hills entered into $150 million of interest rate swaps to mitigate interest rate risk associated with anticipated debt refinancings.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.)

	Three Months Ended March 31,
	2016	2015
	(in millions)
Net income (loss):

Electric Utilities	$19.2	$17.6
Gas Utilities	32.0	23.6
Power generation	8.6	8.1
Mining	2.9	3.0
Oil and gas (a) (b)	(7.0)	(19.1)
	55.7	33.2

Corporate and Eliminations (c) (d) (e)	(15.7)	0.7

Net income (loss)	$40.0	$33.9

(a)	Net income (loss) for the three months ended March 31, 2016 and March 31, 2015 include noncash after-tax ceiling test impairments of $8.8 million and $14 million, respectively.

(b)
Net income (loss) for the three months ended March 31, 2016 includes an after-tax benefit of approximately $5.8 million recognized from additional percentage depletion deductions that are being claimed with respect to our oil and gas properties involving prior tax years.

(c)
Net income (loss) for the three months ended March 31, 2016 included incremental, non-recurring acquisition and transition costs, after-tax of $15 million and after-tax internal labor costs attributable to the acquisition of $3.8 million.

(d)
Net income (loss) for the three months ended March 31, 2016 includes tax benefits of approximately $4.4 million as a result of the re-measurement of the liability for uncertain tax positions predicated on an agreement reached with IRS Appeals in early 2016.

(e)	Includes net income attributable to non-controlling interest of $0.1 million.

	Three Months Ended March 31,
	2016	2015
Weighted average common shares outstanding (in thousands):
Basic	51,044	44,541
Diluted	51,858	44,660

Earnings per share:
Basic -
Total Basic Earnings Per Share	$0.78	$0.76

Diluted -
Total Diluted Earnings Per Share	$0.77	$0.76

EARNINGS GUIDANCE

Earnings per share, as adjusted is a non-GAAP financial measure. Earnings per share, as adjusted is defined as GAAP Earnings per share, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. Examples of these types of adjustments may include unique one-time non-budgeted events, impairment of assets, acquisition and disposition costs, and other adjustments noted in the earnings reconciliation table below.

2016 EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms its guidance for 2016 earnings, as adjusted, of $2.90 to $3.10 per share (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided below), as most recently issued on Feb. 12, 2016.

2016 Earnings Guidance as Adjusted
	LOW	HIGH
(after-tax)
Earnings (loss) per share (GAAP)	$2.44	$2.64
Adjustments, after-tax * :
Ceiling test impairment	0.17	0.17
Acquisition costs	0.29	0.29
Total adjustments	0.46	0.46

Earnings (loss) per share, as adjusted (non-GAAP)	$2.90	$3.10

*	Additional adjustments may occur in the second, third and fourth quarters. Adjustments shown reflect the actual adjustments made for the first three months of the year.

2017 EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms its guidance for 2017 earnings, as adjusted, of $3.35 to $3.65 per share (a Non-GAAP measure*), as most recently issued on Feb. 12, 2016.

*
The company is not able to provide forward-looking quantitative GAAP to non-GAAP reconciliation for the 2017 earnings guidance, as adjusted, because unplanned or unique events that may occur are unknown at this time.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Wednesday, May 4, 2016, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the pass code 82158154 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Wednesday, May 25, 2016, at 855-859-2056 in the United States and at 404-537-3406 for international callers. The replay pass code is 82158154.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income (loss), as adjusted, is defined as Net income (loss), adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenues less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended March 31,
(In millions, except per share amounts)	2016		2015
(after-tax)	Income	EPS	Income	EPS
Net income (loss) (GAAP)	$40.0	$0.77	$33.9	$0.76
Adjustments, after-tax:
Ceiling test impairment	8.8	0.17	14.4	0.32
Acquisition costs	14.9	0.29	—	—
Rounding	0.1	—	—	—
Total adjustments	23.8	0.46	14.4	0.32

Net income (loss), as adjusted (non-GAAP)	$63.8	$1.23	$48.3	$1.08

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months ended March 31, 2016, compared to the three months ended March 31, 2015, are discussed below. The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Segment reporting transition of Cheyenne Light’s natural gas operations

Effective January 1, 2016, the natural gas operations of Cheyenne Light have been included in our Gas Utilities Segment. Through December 31, 2015, Cheyenne Light’s natural gas operations were included in our Electric Utilities Segment as these natural gas operations were consolidated within Cheyenne Light since its acquisition. This change is a result of our business segment reorganization to, among other things, integrate all regulated natural gas operations, including the SourceGas Acquisition, into our Gas Utilities Segment which is led by the Group Vice President, Natural Gas Utilities. Likewise, all regulated electric utility operations, including Cheyenne Light’s electric utility operations, are reported in our Electric Utilities Segment, which is led by the Group Vice President, Electric Utilities. The prior period has been reclassified to reflect this change in presentation between the Electric Utilities and Gas Utilities segments. This segment reclassification did not impact our consolidated financial position, results of operations or cash flows.

Electric Utilities

	Three Months Ended March 31,		Variance
	2016	2015	2016 vs. 2015
	(in millions)
Gross margin	$101.2	$102.2	$(1.0)

Operations and maintenance	39.3	41.2	(1.9)
Depreciation and amortization	21.3	20.3	1.0
Operating income	40.6	40.7	(0.1)

Interest expense, net	(12.5)	(13.3)	0.8
Other income (expense), net	0.7	0.1	0.6
Income tax benefit (expense)	(9.5)	(10.0)	0.5
Net income (loss) (a)	$19.2	$17.6	$1.6

(a)
Excludes Cheyenne Light's natural gas utility operations. Effective January 1, 2016, Cheyenne Light’s natural gas utility results are reported in our Gas Utility segment. Cheyenne Light’s gas utility results for the three months ended March 31, 2015, have been reclassified from the Electric Utility segment to the Gas Utility segment. Gross margin and Net income of $6.4 million and $1.4 million, respectively, previously reported in the Electric Utility segment in 2015, are now included in the Gas Utility segment.

	Three Months Ended March 31,
	2016	2015
Operating Statistics:
Retail sales - MWh	1,242,329	1,242,363
Contracted wholesale sales - MWh	63,452	84,271
Off-system sales - MWh	238,328	296,979
Total electric sales - MWh	1,544,110	1,623,613

Regulated power plant availability:
Coal-fired plants	93.9%	91.3%
Other plants	95.0%	95.7%
Total availability	94.6%	94.1%

First Quarter 2016 Compared with First Quarter 2015

Gross margin decreased primarily due to lower retail load and demand that decreased residential margins by $1.1 million. The prior year included a $2.1 million benefit as a result of a one-time settlement agreement from the CPUC on our renewable energy standard adjustment related to the Busch Ranch wind farm. Partially offsetting these decreases were favorable rider margins of $0.9 million driven primarily by our construction and TCA riders, and $0.6 million from an additional day as a result of leap-year.

Operations and maintenance decreased primarily due to lower employee costs as a result of integration activities and transition expenses allocated to the Corporate segment.

Depreciation and amortization increased primarily due to a higher asset base.

Interest expense, net decreased primarily due to higher AFUDC interest income in the current period compared to the same period in the prior year.

Other income (expense), net increased primarily due to higher other income than the same period in the prior year.

Income tax benefit (expense): The effective tax rate decreased due primarily to a favorable re-measurement of an uncertain tax position liability involving research and development credits and deductions as a result of an agreement reached during the first quarter of 2016 with the IRS.

Gas Utilities

	Three Months Ended March 31,		Variance
	2016	2015	2016 vs. 2015
	(in millions)
Gross margin	$132.5	$87.8	$44.7

Operations and maintenance	52.7	38.2	14.5
Depreciation and amortization	16.0	7.8	8.2
Operating income	63.9	41.8	22.1

Interest expense, net	(13.5)	(4.4)	(9.1)
Other income (expense), net	0.7	—	0.7
Income tax benefit (expense)	(19.0)	(13.8)	(5.2)
Net income (loss) (a)	$32.0	$23.6	$8.4

(a)
Includes Cheyenne Light's natural gas utility operations. Effective January 1, 2016, Cheyenne Light’s natural gas utility results are reported in our Gas Utility segment. Cheyenne Light’s gas utility results for the three months ended March 31, 2015, have been reclassified from the Electric Utility segment to the Gas Utility segment. Gross margin and Net income of $6.4 million and $1.4 million, respectively, previously reported in the Electric Utility segment in 2015, are now included in the Gas Utility segment.

	Three Months Ended March 31,
	2016	2015
Operating Statistics:
Total gas sales - Dth	33,466,998	27,379,233
Total transport volumes - Dth	27,582,486	19,815,225

First Quarter 2016 Compared with First Quarter 2015

Gross margin increased primarily due to margins of approximately $46 million contributed by the SourceGas utilities acquired on February 12, 2016. An additional margin increase of $1.8 million was attributable to year-over-year customer growth primarily from our 2015 Wyoming gas system acquisitions. Partially offsetting these increases was a $2.8 million decrease due to weather. Heating degree days were 23 percent lower for the three months ended March 31, 2016, compared to the same period in the prior year and 11 percent lower than normal in the current year, compared to 2 percent higher than normal in the prior year.

Operations and maintenance increased primarily due to additional operating costs of approximately $18 million for the acquired SourceGas utilities. Partially offsetting this increase were lower employee costs primarily due to integration and transition expenses allocated to our Corporate segment, and lower property taxes at our Kansas utility.

Depreciation and amortization increased primarily due to additional depreciation from the acquired SourceGas utilities of approximately $7.1 million, and due to a higher asset base at our other utilities over the same period in the prior year.

Interest expense, net increased primarily due to additional interest expense from the acquired SourceGas utilities of approximately $8.8 million.

Other income (expense), net increased primarily due to higher other income than the same period in the prior year.

Income tax benefit (expense): The effective tax rate, including the impact of the acquired SourceGas utilities, is comparable to the same period in the prior year.

Power Generation

	Three Months Ended March 31,		Variance
	2016	2015	2016 vs. 2015
	(in millions)
Revenue	$23.3	$22.7	$0.6

Operations and maintenance	8.0	7.8	0.2
Depreciation and amortization	1.0	1.1	(0.1)
Operating income	14.2	13.7	0.5

Interest expense, net	(0.8)	(0.9)	0.1
Other (income) expense, net	—	—	—
Income tax benefit (expense)	(4.9)	(4.7)	(0.2)
Net income (loss)	$8.6	$8.1	$0.5

	Three Months Ended March 31,
	2016	2015
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	97.8%	98.2%
Gas-fired plants	99.3%	98.9%
Total availability	98.9%	98.7%

First Quarter 2016 Compared with First Quarter 2015

Revenue increased primarily due to an increase in PPA pricing and an increase in MWh sold, partially offset by a decrease in off-system sales quantities and market prices associated with our economy energy PPA.

Operations and maintenance was comparable to the same period in the prior year.

Depreciation and amortization was comparable to the same period in the prior year. The generating facility located in Pueblo, Colorado, is accounted for as a capital lease under GAAP; therefore, depreciation expense for the original cost of the facility is recorded at the Electric Utility segment.

Income tax benefit (expense): The effective tax rate was comparable to the prior year.

Mining

	Three Months Ended March 31,		Variance
	2016	2015	2016 vs. 2015
	(in millions)
Revenue	$16.3	$15.9	$0.4

Operations and maintenance	10.4	9.9	0.5
Depreciation, depletion and amortization	2.5	2.5	—
Operating income (loss)	3.4	3.5	(0.1)

Interest (expense) income, net	(0.1)	(0.1)	—
Other income (expense), net	0.5	0.6	(0.1)
Income tax benefit (expense)	(0.9)	(1.0)	0.1
Net income (loss)	$2.9	$3.0	$(0.1)

	Three Months Ended March 31,
	2016	2015
Operating Statistics:	(in thousands)
Tons of coal sold	1,002	1,019
Cubic yards of overburden moved	1,765	1,413

Revenue per ton	$16.25	$15.64

First Quarter 2016 Compared with First Quarter 2015

Revenue increased primarily due to a 4 percent increase in price per ton sold, partially offset by a 2 percent decrease in tons sold. The increase in price per ton sold was driven by contract price adjustments based on actual mining costs. Approximately 50 percent of the mine's production is sold under contracts that include price adjustments based on actual mining costs, including income taxes.

Operations and maintenance increased primarily due to mining in areas with higher overburden, partially offset by lower fuel costs.

Income tax benefit (expense): The effective tax rate was lower than the same period in the prior year due to the current year re-measurement of the liability for uncertain tax positions involving research and development tax credits and deductions.

Oil and Gas

	Three Months Ended March 31,		Variance
	2016	2015	2016 vs. 2015
	(in millions)
Revenue	$8.4	$11.3	$(2.9)

Operations and maintenance	9.0	10.9	(1.9)
Depreciation, depletion and amortization	4.1	7.5	(3.4)
Impairment of long-lived assets	14.5	22.0	(7.5)
Operating income (loss)	(19.3)	(29.2)	9.9

Interest income (expense), net	(1.1)	(0.4)	(0.7)
Other (income) expense, net	—	(0.2)	0.2
Income tax benefit (expense)	13.3	10.7	2.6
Net income (loss)	$(7.0)	$(19.1)	$12.1

	Three Months Ended March 31,		Percentage Increase
	2016	2015	(Decrease)
Operating Statistics:
Bbls of crude oil sold	98,067	80,730	21%
Mcf of natural gas sold	2,286,606	2,254,042	1%
Bbls of NGL sold	37,003	28,770	29%
Mcf equivalent sales	3,097,026	2,911,043	6%

Depletion expense/Mcfe	$0.93	$2.20	(58)%

Average hedged price received including hedges (a)(b)
Crude Oil (Bbl)	$47.83	$66.86	(28)%
Natural Gas (MMcf)	$1.30	$2.20	(41)%
Natural Gas Liquids (Bbl)	$10.36	$13.74	(25)%

Average well-head price
Crude Oil (Bbl)	$39.80	$74.13	(46)%
Natural Gas (MMcf)	$1.13	$2.69	(58)%
Natural Gas Liquids (Bbl)	$17.07	$30.39	(44)%
__________

(a)	Net of hedge settlement gains and losses.

(b)	Ceiling test impairments of $14 million and $22 million were recorded for the three months ended March 31, 2016 and March 31, 2015, respectively.

First Quarter 2016 Compared with First Quarter 2015

Revenue decreased primarily due to lower commodity prices for both crude oil and natural gas, resulting in a 28 percent decrease in the average hedged price received for crude oil sold, and a 41 percent decrease in the average hedged price received for natural gas sold. A production increase of 6 percent, driven primarily by wells placed on production in 2015, partially offset the decrease in prices.

Operations and maintenance decreased primarily due to lower employee costs as a result of the reduction in staffing in the prior year, and lower production taxes and ad valorem taxes on lower revenue.

Depreciation, depletion and amortization decreased primarily due to the reduction in our full cost pool resulting from the impact of the ceiling test impairments incurred in the current and prior years, partially offset by the depletion rate applied to greater production.

Impairment of long-lived assets represents noncash write-downs in the value of our natural gas and crude oil properties driven by low natural gas and crude oil prices. The write-down of $14 million in the first quarter of 2016 reflected a trailing 12 month average NYMEX natural gas price of $2.40 per Mcf, adjusted to $1.13 per Mcf at the wellhead, and $46.26 per barrel for crude oil, adjusted to $39.80 per barrel at the wellhead, compared to the $22 million write-down in the same period of the prior year which reflected a trailing 12 month average NYMEX natural gas price of $3.88 per Mcf, adjusted to $2.69 per Mcf at the wellhead, and $82.72 per barrel for crude oil, adjusted to $74.13 per barrel at the wellhead.

Interest income (expense), net increased primarily due to a higher interest expense driven by an increase in intercompany notes payable.

Income tax (expense) benefit: Each period presented reflects a tax benefit. The effective tax rate for 2016 was impacted by a benefit of approximately $5.8 million from additional percentage depletion deductions being claimed with respect to a change in estimate for tax purposes. Such deductions are primarily the result of a change in the application of the maximum daily limitation of 1,000 Bbls of oil equivalent allowed under the Internal Revenue Code.

Corporate Activities

First Quarter 2016 Compared with First Quarter 2015

Net loss for Corporate activity was $16 million for the three months ended March 31, 2016, compared to net income of $0.7 million for the three months ended March 31, 2015. The variance from the prior year was due to higher corporate expenses, primarily driven by costs related to the SourceGas acquisition including approximately $15 million of after-tax acquisition and transition costs, and approximately $3.8 million of after-tax internal labor that otherwise would have been charged to other business segments, during the three months ended March 31, 2016. A tax benefit of approximately $4.4 million was recognized during the three months ended March 31, 2016 as a result of an agreement reached with the IRS relating to the release of the reserve of after-tax interest expense previously accrued with respect to the liability for uncertain tax positions involving a like-kind-exchange transaction from 2008.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented, vertically-integrated utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.2 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company also generates wholesale electricity and produces natural gas, oil and coal. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2016 and 2017 earnings guidance and anticipated benefits of the acquisition of SourceGas Holdings LLC. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2015 Annual Report on Form 10-K, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based, including the successful integration of the SourceGas acquisition;

•	Our ability to obtain regulatory approval to implement a cost of service gas program;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	Our ability to maintain a solid investment grade credit rating;

•	Our ability to provide accurate estimates of proved crude oil and gas reserves and future production and associated costs;

•
The impact of the volatility and extent of changes in commodity prices on our earnings and the underlying value of our oil and gas assets, including the possibility that we may be required to take additional impairment charges under the SEC's full cost ceiling test for natural gas and oil reserves; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended March 31, 2016	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$163.5	$268.7	$1.9	$7.5	$8.4	$—	$—	$—	$—	$450.0
Intercompany revenue	3.7	1.8	21.5	8.7	—	80.7	—	0.6	(117.1)	—
Fuel, purchased power and cost of gas sold	66.1	138.0	—	—	—	0.6	1.3	—	(34.1)	171.9
Gross margin	101.2	132.5	23.3	16.3	8.4	80.1	(1.3)	0.6	(83.0)	278.1

Operations and maintenance	39.3	52.7	8.0	10.4	9.0	104.3	—	—	(78.3)	145.6
Depreciation, depletion and amortization	21.3	16.0	1.0	2.5	4.1	4.9	(3.3)	2.8	(4.9)	44.4
Impairment of long-lived assets	—	—	—	—	14.5	—	—	—	—	14.5
Operating income (loss)	40.6	63.9	14.2	3.4	(19.3)	(29.2)	2.0	(2.2)	0.2	73.6

Interest expense, net	(14.5)	(14.0)	(1.2)	(0.1)	(1.1)	(22.5)	—	—	22.1	(31.3)
Interest income	2.1	0.5	0.4	—	—	19.2	—	—	(21.5)	0.7
Other income (expense)	0.7	0.7	—	0.5	—	103.6	—	—	(104.1)	1.4
Income tax benefit (expense)	(9.5)	(19.0)	(4.9)	(0.9)	13.3	16.7	(0.7)	0.8	—	(4.3)
Net income (loss)	$19.2	$32.0	$8.6	$2.9	$(7.0)	$87.7	$1.3	$(1.4)	$(103.3)	$40.1

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Three Months Ended March 31, 2015	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$166.5	$254.1	$2.0	$8.1	$11.3	$—	$—	$—	$—	$442.0
Intercompany revenue	3.4	—	20.7	7.8	—	57.3	—	0.6	(89.8)	—
Fuel, purchased power and cost of gas sold	67.7	166.3	—	—	—	—	1.1	—	(29.8)	205.3
Gross margin	102.2	87.8	22.7	15.9	11.3	57.3	(1.1)	0.6	(60.0)	236.7

Operations and maintenance	41.2	38.2	7.8	9.9	10.9	54.8	—	—	(57.7)	105.1
Depreciation, depletion and amortization	20.3	7.8	1.1	2.5	7.5	2.2	(3.3)	3.0	(2.2)	39.0
Impairment of long-lived assets	—	—	—	—	22.0	—	—	—	—	22.0
Operating income (loss)	40.7	41.8	13.7	3.5	(29.2)	0.4	2.2	(2.5)	(0.2)	70.5

Interest expense, net	(14.4)	(4.5)	(1.1)	(0.1)	(0.5)	(12.4)	—	—	13.4	(19.5)
Interest income	1.1	0.1	0.2	—	0.1	11.8	—	—	(13.0)	0.4
Other income (expense)	0.1	—	—	0.6	(0.2)	30.2	—	—	(30.5)	0.1
Income tax benefit (expense)	(10.0)	(13.8)	(4.7)	(1.0)	10.7	1.0	(0.8)	0.9	—	(17.7)
Net income (loss)	$17.6	$23.6	$8.1	$3.0	$(19.1)	$31.0	$1.4	$(1.6)	$(30.2)	$33.8

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station, which sells energy and capacity under a 20-year PPA to Colorado Electric, is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

Black Hills Utility Naming Conventions
(All Utilities Operate as Black Hills Energy)

State	Former Name	Common Name	Legal Name

Arkansas	SourceGas	Arkansas Gas	Black Hills Energy Arkansas, Inc.
Colorado		Colorado Gas	Black Hills/Colorado Gas Utility Co. LP
Colorado	SourceGas	Colorado Gas Distribution	Black Hills Gas Distribution, LLC
Colorado		Colorado Electric	Black Hills/Colorado Electric Utility Co., LP
Colorado		Colorado Gas Transmission	Rocky Mountain Natural Gas LLC
Iowa		Iowa Gas	Black Hills/Iowa Gas Utility Co., LLC
Kansas		Kansas Gas	Black Hills/Kansas Gas Utility Co., LLC
Nebraska		Nebraska Gas	Black Hills/Nebraska Gas Utility Co., LLC
Nebraska	SourceGas	Nebraska Gas Distribution	Black Hills Gas Distribution, LLC
South Dakota, Montana and Wyoming	Black Hills Power	South Dakota Electric	Black Hills Power, Inc.
Wyoming	Cheyenne Light	Wyoming Gas and Electric	Cheyenne Light, Fuel and Power Company
Wyoming	Cheyenne Light	Wyoming Gas	Cheyenne Light, Fuel and Power Company
Wyoming	Cheyenne Light	Wyoming Electric	Cheyenne Light, Fuel and Power Company
Wyoming	Energy West	Wyoming Gas NW	Black Hills Northwest Wyoming Gas Utility Company, LLC
Wyoming	MGTC	Wyoming Gas NE	Cheyenne Light, Fuel and Power Company
Wyoming	SourceGas	Wyoming Gas Distribution	Black Hills Gas Distribution, LLC
Montana and Wyoming	Energy West	Shoshone	Black Hills Shoshone Pipeline, LLC

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	866-243-9002